                                                                     Exhibit 4.1

                                 FIRST AMENDMENT
                                     TO THE
                      1995 EMPLOYEE STOCK PURCHASE PLAN OF
                          SPEEDFAM INTERNATIONAL, INC.


         Pursuant to Section 15 of the 1995 Employee Stock Purchase Plan of SpeedFam International, Inc. (the "Plan"), the Plan is hereby amended, effective as of October 8, 1998, as follows:

         1. Paragraph 10.(a) shall be amended by substituting "1,000,000" for "500,000."

         2.       Section 11 shall be amended to read as follows:

                  Section 11. Administration. The Plan shall be administered by the Board of the Company or a committee of members of the Board appointed by the Board. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants. If a Committee is established to administer the Plan, the Committee shall consist solely of two or more members of the Board, each of whom shall qualify as a "non-employee director" to administer the Plan as contemplated by Rule 16b-3, as amended, or other applicable rules under Section 16(b) of the Securities Exchange Act of 1934, as amended.

         IN WITNESS WHEREOF, this First Amendment has been executed by SpeedFam International, Inc. on this 8th day of October, 1998.


                                             SPEEDFAM INTERNATIONAL, INC.


                                             By /s/ James N. Farley
                                                -------------------------
                                                Its: Chairman

Attest

  /s/ Charles A. Kelly
         Secretary